Exhibit 10.1

March 17, 2005

PRIVATE & CONFIDENTIAL

Ms. Lisa M. Terrill

214 15th Place

Manhattan Beach, CA 90266

Dear Lisa,

On behalf of Intermix Media, Inc. (“Intermix” or the “Company”), I am delighted to summarize the terms and conditions of an offer of employment with the Company. Upon your acceptance, these terms will be incorporated in a comprehensive employment agreement for execution by both parties. Please do not hesitate to contact me or Andy Knox with any questions or comments that you may have on the content of this document or our intentions, as well as any related issues.

I.	Role and Reporting Relationship

You will join the Company as Executive Vice President and Chief Financial Officer and report directly to me in my capacity as Chief Executive Officer. In addition to your role as the Company’s senior financial executive, you will also oversee human resources, be an executive officer of the Company and participate with the Company’s other executive officers and senior management in setting and executing company policy and direction.

II.	Compensation and Benefits

We have customized components of the Company’s compensation and benefits programs to suit your particular needs. You will be eligible to participate in all of the programs available to executive officers at Intermix, subject, of course, to the terms and conditions of those programs and the Company’s policies with respect to their implementation. Please keep in mind that a cornerstone of our compensation philosophy is the link between executive compensation and corporate performance and

Ms. Lisa M. Terrill	March 17, 2005

returns to stockholders. Your compensation and benefits will include the items summarized below:

•	Base Annual Salary - $225,000 initially. Your performance will be reviewed annually along with that of the senior executives of the Company generally. Adjustments to your base salary, if any, will be made at that time.

•	Performance Bonus - you will participate in the annual incentive program of Intermix as established from year to year upon the recommendation of the Compensation Committee of the Company’s Board of Directors. For fiscal year 2005 (ending March 31, 2005), executive officers are eligible to earn awards in the range of zero to sixty percent (60%) of their base salary based upon achievement of Company performance metrics. The target award under the Program is thirty percent (30%) of base salary, based upon achievement of 100% of the performance criteria, which amount may increase or decrease based upon exceeding or falling short of such targets.

•	Equity - is a very important component of the compensation philosophy of Intermix Media. The Compensation Committee of the Company’s Board of Directors has adopted a Long-Term Equity Compensation Plan (“LTECP”) with respect to the administration of the Company’s 2004 Stock Awards Plan. Under the LTECP, stock - awards to executive officers are made at the discretion of the Compensation Committee, subject to Board approval. I will recommend to the Compensation Committee that, at the earliest possible opportunity, you be granted an option to purchase 300,000 shares of the Company’s common stock which option would vest over 4 years with 25% of the option vesting one year after the date of grant and the pro-rata remainder vesting quarterly thereafter. The strike price of the option will be market price as of the date of grant. The Company is presently working with Mercer to reevaluate the LTECP and to establish guidelines for the award of restricted stock or restricted stock units. We expect that you will play a role in this process given your finance and human resources responsibilities, working closely with Jim Quandt, Chair of the Compensation Committee.

Ms. Lisa M. Terrill	March 17, 2005

•	Other - the full range of benefits for you and the family will be summarized separately in our Employee Benefits Handbook. Of particular interest to you may be our 401(k) Program. Employees are provided the opportunity to make contributions of up to fifteen percent (15%) of their base salary to the Program, with limitations as determined by applicable statute. The Company fully matches the first three percent (3%) of an employee’s contributions and then one half of the next two percent (2%). Employees are eligible to participate in this Program after ninety (90) days of continuous employment.

III.	Severance and Notice

Intermix is an “at will” employer. You will be provided with up to six (6) months of base salary and benefits continuation (the latter to be provided in the form of Company-paid COBRA) as severance in the event that you are terminated for reasons other than cause during the term of your employment. This benefit would be payable monthly for up to six (6) months or until you begin new employment, whichever occurs first.

Both parties will be required to provide the other with thirty (30) days of written notice of their intention to terminate the relationship.

IV.	Reference Checking and Background Check

This offer is contingent upon satisfactory personal and professional reference checking, as well as a comprehensive background check, which will be conducted on our behalf by Korn/Ferry International.

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Ms. Lisa M. Terrill	March 17, 2005

Thank you for all of the time, thought and effort that you have invested in considering Intermix and the Chief Financial Officer role. We are all very pleased by the prospect of your playing a leading role in the future of Intermix. On a personal and professional note, I am looking forward to partnering together to lead Intermix and maximize its full potential in the years to come. If you accept our offer on the terms and conditions set forth above, please kindly sign and return a duplicate to me or Andy Knox no later than the close of business on March 21, 2005.

Sincerely,

/s/ Brett Brewer

Brett Brewer

President and Director

Intermix Media, Inc.

Accepted:

/s/ Lisa M. Terrill	Date: 3-18-05
Lisa M. Terrill

cc:	James R. Quandt

Christopher Lipp

Andrew W. Knox

John F. Amer